Exhibit 99
FINANCIAL STATEMENTS

WILMINGTON TRUST CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
FINANCIAL STATEMENTS
MAY 31, 2010 and 2009
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WILMINGTON TRUST CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
TABLE OF CONTENTS
FINANCIAL STATEMENTS

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Report of Independent Registered Public Accounting Firm
Wilmington Trust Corporation Employee Benefits Committee
The Board of Directors
Wilmington Trust Corporation
We have audited the accompanying statements of financial condition of the Wilmington Trust Corporation 2008 Employee Stock Purchase Plan (the Plan) as of May 31, 2010 and 2009, and the related statements of changes in participants’ equity for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of May 31, 2010 and 2009, and the related changes in participants’ equity for the years then ended, in conformity with U.S. generally accepted accounting principles.
/s/KPMG LLP
Philadelphia, Pennsylvania
August 26, 2010

WILMINGTON TRUST CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
STATEMENTS OF FINANCIAL CONDITION

	May 31,	May 31,
	2010	2009
ASSETS

Investments, at fair value—interest-bearing savings accounts	$2,844,368	$50,037

PARTICIPANTS’ EQUITY

Participants’ equity	$2,844,368	$50,037

See notes to financial statements.

WILMINGTON TRUST CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
STATEMENTS OF CHANGES IN PARTICIPANTS’ EQUITY

	Years Ended May 31,
	2010	2009
ADDITIONS

Investment income — interest	$472	$51

Contributions from participants (including amounts due to participants of $2,496 and $235 at May 31, 2010 and 2009, respectively)	2,843,896	49,986

	2,844,368	50,037

DEDUCTIONS

Wilmington Trust Corporation common stock (Note C)	49,751	—
Distributions to participants:
Cash	286	—

	50,037	—

NET ADDITIONS	2,794,331	50,037

PARTICIPANTS’ EQUITY BEGININNG OF YEAR	50,037	—

PARTICIPANTS’ EQUITY END OF YEAR	$2,844,368	$50,037

See notes to financial statements.

WILMINGTON TRUST CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2010 AND 2009
NOTE A — SIGNIFICANT ACCOUNTING POLICIES
The financial statements of the 2008 Employee Stock Purchase Plan (the “Plan”) of Wilmington Trust Corporation (the “Corporation”) are prepared on the accrual basis. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
The administrative costs of the Plan are paid by the Corporation.
Investments are stated at fair value. (See Note F for discussion of fair value measurements). Securities transactions are recorded on a trade date basis. Income from investments is recorded when earned.
NOTE B — DESCRIPTION OF PLAN
The Board of Directors of the Corporation approved the Plan on February 28, 2008. The Corporation’s stockholders approved the Plan on April 17, 2008, to commence on June 1, 2008. The Board of Directors has the authority to amend or terminate the Plan at any time; however, the Plan will terminate automatically on May 31, 2013. The Plan replaced the Corporation’s 2004 Employee Stock Purchase Plan, which terminated on May 31, 2008 and contained substantially similar provisions. The Plan provides for the purchase of up to 800,000 shares of the Corporation’s common stock by eligible employees. For any annual offering period, each eligible employee may have elected to have up to the lesser of 10% of his or her annual base salary or $25,000 deducted from his or her pay and accumulated with interest until the end of the offering period. The minimum contribution must be an amount equal to the offering price of five shares.

WILMINGTON TRUST CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2010 AND 2009
Eligibility
Employees of the Corporation and those of its subsidiaries who had completed at least one month of continuous service and were scheduled to work more than 15 hours per week and more than five months per calendar year were eligible to participate in the Plan as of the first day of the offering period beginning at least one month after the employee’s first day of employment.
Participant Accounts
The Plan is a defined contribution plan under which a separate individual account is established for each participant that is fully vested at all times. At the end of each annual offering period, the balance in each participant’s payroll deduction account is applied to the purchase of the largest number of full shares of the Corporation’s common stock possible without exceeding the maximum number of shares the participant elected. For the most recent plan year, the price at which the shares are deemed to have been purchased is equal to 85% of the last sale price of the Corporation’s common stock on the New York Stock Exchange at the beginning of the offering period. Any unused balance in a participant’s account at the end of an offering period is refunded to the participant, with interest. Shares to be purchased under the Plan are authorized common stock of the Corporation.
Shares to be delivered to an employee will be registered in the employee’s name.
The Plan had 1,046 participants at May 31, 2010 and 59 participants at May 31, 2009.
NOTE C — RELATED PARTY TRANSACTIONS
The Benefits Administration Committee administers the Plan.
The Corporation issued 224,262 shares of its common stock at $12.67 per share for the offering period ended May 31, 2010 and 1,798 shares of its common stock at $27.67 per share for the offering period ended May 31, 2009. The Plan disbursed $2,841,400 and $49,751 to purchase those shares in June 2010 and 2009, respectively. The $2,968 and $286 in plan assets remaining after these disbursements were due to amounts refunded to participants related to overpayments and interest in June 2010 and 2009, respectively.
Plan investments consist of interest-bearing savings accounts held by Wilmington Trust Company, a related party.

WILMINGTON TRUST CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2010 AND 2009
NOTE D — INCOME TAX STATUS
It is the intention of the Corporation to have the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Plan are construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. At the time of issuance to the individual, the difference between the purchase price and the fair market value of the stock purchased under the Plan is not includable in the participant’s gross income for federal income tax purposes.
NOTE E — AMENDMENT OR TERMINATION
The Board of Directors may amend or terminate the Plan at any time. Any options previously granted will not be affected by a termination or amendment. No amendment may be made without prior approval of the Corporation’s shareholders if it would permit the issuance of more than 800,000 shares of common stock, permit payroll deductions at a rate in excess of 10% of an employee’s base salary, or is otherwise required by law.
NOTE F — FAIR VALUE MEASUREMENTS
Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements and Disclosures (ASC 820) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy under ASC 820 are described below:
Basis of Fair Value Measurement:
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 — Quoted prices for identical assets in markets that are not active, quoted prices for similar assets in active markets, inputs other than quoted market prices, and inputs derived principally from observable market data.
Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

WILMINGTON TRUST CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2010 AND 2009
The following table sets forth the Plan’s investment assets at fair value on May 31, 2010 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total

Interest-bearing savings accounts	$2,884,368	$—	$—	$2,884,368

Total	$2,884,368	$—	$—	$2,884,368

The following table sets forth the Plan’s investment assets at fair value on May 31, 2009 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total

Interest-bearing savings accounts	$50,037	$—	$—	$50,037

Total	$50,037	$—	$—	$50,037